Exhibit 4.21

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED BASED ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

Date of Issuance: June 30, 2011	Warrant No.

INTELEPEER, INC.

COMMON STOCK PURCHASE WARRANT

For value received, IntelePeer, Inc. (the “Company”), a Delaware corporation, hereby certifies that Vogen Funding, L.P., a Delaware limited partnership (the “Holder”) or its permitted assign(s) is entitled to purchase from the Company, at any time or from time to time during the Exercise Period (as defined below), in whole or in part, at a price per share equal to the Exercise Price (as defined below) 11,000 shares of Warrant Stock (as defined below).  This Warrant is issued pursuant the Deferral Agreement re: Lease Supplements No. 7 through 10, dated as of June 30, 2011, by and between the Company and the Holder.

1.                             Certain Definitions.

(a)           “Change in Control” means the consummation of (i) a reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the voting securities of the Company, (ii) a complete liquidation or dissolution of the Company, or (iii) a sale of all or substantially all of the Company’s assets.

(b)           “EBITDA” means the sum of net income after distributions (including distributions for taxes), plus depreciation, amortization and interest payments of the Company.

(c)           “Exercise Period” means the period commencing on the date of this Warrant and ending on 5:00 p.m. (prevailing local time in Chicago, Illinois) on the Expiration Date (as defined in Section 8).

(d)           “Exercise Price” means a price per share equal to the greater of (i) $5.50 and (ii) the fair market value of one share of the Company’s Common Stock as of June 30, 2011 as set forth in the first valuation report the Company receives from Cerian Technology Ventures LLC after June 30, 2011.

(e)           “Warrant Stock” means shares of the Company’s Common Stock, par value $.0001.

2.             Exercise of Warrant.

(a)           The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, with the form of Subscription attached hereto as Annex A duly completed and executed by the Holder, to the Company at its principal executive office, upon payment in cash, by certified or official bank check or by wire transfer, of an amount equal to the Exercise Price multiplied by the number of shares of Warrant Stock being purchased pursuant to such exercise of the Warrant (the “Purchase Price”).

(b)           In lieu of exercising this Warrant or any portion hereof, the Holder shall have the right to convert this Warrant or any portion hereof into Warrant Shares by executing and delivering to the Company at its principal office the written notice of conversion in the form attached hereto as Annex B, specifying the portion of the Warrant to be converted, and accompanied by this Warrant.  The number of Warrant Shares to be issued upon such conversion shall be computed using the following formula:

X =          (P)(Y)(A-B)/A

where

X =                             the number of Warrant Shares to be issued to the holder for the portion of the Warrant being converted.

P =                               the portion of the Warrant being converted.

Y =                              the total number of Warrant Shares issuable upon exercise of the Warrant in full.

A =                            the fair market value of one Warrant Share, which shall mean (i) if there is no public market for the Company’s stock, the fair market value of the Company’s stock issuable upon conversion of such share as of the last business day immediately prior to the date the notice of conversion is received by the Company as determined in good faith by the Company’s Board of Directors, or (ii) if this Warrant is being converted in conjunction with a public offering of the Company’s stock, the price to the public per share pursuant to the offering, or (iii) if the Company’s stock is traded on an exchange or is quoted on the NASDAQ Global Market or the New York Stock Exchange, then the closing or last sale price, respectively, reported for the last business day immediately preceding the date of conversion, or (iv) if the Company’s stock is not traded on an exchange or on the NASDAQ Global Market or the New York Stock Exchange but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately preceding the date of conversion.

B =                              the Exercise Price on the conversion date.

Any portion of this Warrant that is converted shall be immediately canceled.

(c)           This Warrant may be exercised for less than the full number of shares of Warrant Stock first shown above, provided that this Warrant may not be exercised in part for less than a whole number of shares of Warrant Stock.  Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor exercisable for the number of shares of Warrant Stock as to which rights have not been exercised (subject to adjustment as herein provided), such Warrant or Warrants to be issued in the name of the Holder or its nominee.

(d)           As soon as practicable after the exercise of this Warrant and payment of the Exercise Price, and in any event within 10 business days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares or other securities or property to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Section 3(f) hereof.  The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

(e)           Immediately prior to the occurrence of a Change in Control, to the extent this Warrant has not been previously exercised as to all of the Warrant Stock subject hereto, if the fair market value of one share of Warrant Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 2(b) above (even if not surrendered) immediately before its expiration upon the Change in Control.  To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 2(e), the Company agrees to promptly notify the Holder of the number of shares of Warrant Stock, if any, the Holder is to receive by reason of such automatic exercise.

(f)            Company hereby agrees to give to Holder notice of any potential Change of Control not less than 10 days prior to the effectiveness of any Change of Control.

(g)           This Warrant, by itself, as distinguished from Warrant Shares purchased hereunder, shall not entitle its holder to any of the rights of a stockholder of the Company.

3.             Adjustments.

(a)           Adjustments Generally.  In order to prevent dilution of the rights granted hereunder in the specific circumstances contemplated by this Section 3, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 3.  Upon each adjustment of the Exercise Price pursuant to this Section 3, the Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock determined by (a) multiplying (i) the Exercise Price in effect immediately prior to such adjustment by (ii) the number of shares of Warrant Stock issuable upon exercise hereof immediately prior to such adjustment, and (b) dividing the product thereof by the Exercise Price resulting from such adjustment.

(b)           Subdivisions, Stock Dividends and Recapitalizations.  In case the Company shall at any time subdivide its outstanding shares of Warrant Stock into a greater number of shares (including, without limitation, through any stock split effected by means of a dividend on the Warrant Stock which is payable in Warrant Stock), the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Warrant Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, unless the conversion ratio of such Warrant Stock already reflects such event.

(c)           Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Warrant Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Warrant Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of this Warrant such shares of stock, securities, cash or other property of the successor corporation that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, reclassification, consolidation, merger or sale if this Warrant had been exercised immediately before such reorganization, reclassification, consolidation, merger or sale.  The foregoing provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant.  In all events, appropriate adjustments (as determined by the Board of Directors of the Company) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(d)           Subsequent Sales of Securities.  If and whenever after the Date of Issuance, the Company issues or sells any “Additional Stock” (as defined in the Company’s certificate of incorporation, as the same has been and may be amended from time to time) other than as a dividend or other distribution on any class of stock as provided in Section 3(e) below, and other than a subdivision or combination of shares of Common Stock as provided in Section 3(b) above for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issuance or sale, then forthwith upon such issuance or sale the Exercise Price shall be reduced to a price equal to the lower price per share at which the Company sold Common Stock in such transaction.

(e)           Adjustments for Dividends in Stock or Other Securities or Property.  If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 3.

(f)            Fractional Shares.  The Company shall not issue fractions of shares of Warrant Stock upon exercise of this Warrant or scrip in lieu thereof.  If any fraction of a share of Warrant Stock would, except for the provisions of this Section 3(f), be issuable upon exercise of this Warrant, then the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the fair market value per share as determined in good faith by the Board of Directors of the Company.

(g)           Certificate as to Adjustments.  Whenever the Exercise Price shall be adjusted as provided in Section 3 hereof, the Company shall promptly compute such adjustment and furnish to the Holder a certificate setting forth such adjustment and showing in reasonable detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

4.             No Impairment.  Subject to the earlier expiration of this Warrant, the Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.

5.             Reservation of Stock Issuable on Exercise of Warrants.  During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Warrant Stock (and Common Stock issuable upon conversion thereof) as from time to time shall be issuable upon the exercise of this Warrant.  All of the shares of Warrant Stock issuable upon exercise of this Warrant, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, subject to no lien or other encumbrance other than restrictions on transfer arising under applicable securities laws.

6.             Negotiability.  This Warrant is issued upon the following terms, to all of which each taker or owner hereof consents and agrees:

(a)           Transfer Taxes.  The Company shall not be required to pay any federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Warrant Stock in a name other than that of the Holder.

(b)           Compliance with Securities Laws.  The Holder, by acceptance hereof, acknowledges that this Warrant, the shares of Warrant Stock to be issued upon exercise hereof and the Conversion Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant, any shares of Warrant Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of applicable federal and state securities laws.

7.             Transfer of Warrant or Warrant Shares.

(a)           This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably requested by the Company).  Subject to the provisions of this Section 7(a), Holder may transfer all or part of this Warrant or the Warrant Shares (or the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant or the Warrant Shares to the Company for reissuance to the transferee(s) (and Holder if applicable).

(b)           Holder hereby agrees that, in connection with the initial public offering by the Company, during the period of duration specified by the Company or the underwriter of common stock of the Company following the effective date of the registration statement of the Company filed under the Securities Act of 1933, as amended, with respect to such offering, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of the Warrant Shares held by it at any time during such period except common stock included in such registration; provided that such period shall not exceed one hundred eighty (180) days.  Holder further agrees that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period

8.             Termination.  This Warrant shall terminate as of the earliest of (a) June 30, 2021, (b) the closing of an underwritten registered public offering of the Company’s common stock and (c) immediately prior to the consummation of a Liquidation Event as defined in the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof (such earliest to occur date being referred to herein as the “Expiration Date”).  The Company covenants and agrees to provide the Holder with at least fifteen (15) days written notice of (x) the anticipated closing of the events described in subsections 8(b) and 8(c) and (y) at any time that the Holder is not a party to that certain Stockholder Agreement dated as of October 31, 2008, as the same may be amended from time to time pursuant to its terms, any transaction or proposed transaction resulting in or giving rise to any right of first refusal, right of first offer or similar preemptive right, right of co-sale, “tag-along” or “drag-along” right in favor of the holders of the Company’s common stock or any other securities receivable upon the exercise of this Warrant.

9.             Legend.  Upon issuance, the Warrant Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

together with any legend required under applicable state securities laws.

10.           Lost Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

11.           Miscellaneous.

(a)           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon physical delivery (if hand-delivered to the party to be notified); (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address as set forth on the signature page hereof and to each Holder at the address set forth on the signature page hereof or at such other address as the Company or each Holder may designate by ten (10) days’ advance written notice to the other parties hereto.

(b)           Books of the Company.  The Company may treat the holder hereof as appearing on the Company’s books at any time as the holder for all purposes.

(c)           Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

(d)           Headings.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

(e)           Amendment; Waiver.  This Warrant may not be amended, nor may any term or provision of this Warrant be waived, except with the written consent of the Company and the Holder.  No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

IN WITNESS WHEREOF, the Company has executed and issued this Warrant on the date first written above.

INTELEPEER, INC.

By:	/s/ Andre Simone
Name:	Andre Simone
Title:	Chief Financial Officer

Address:
2855 Campus Drive, Suite 200
San Mateo, California 94403

ANNEX A

NOTICE OF EXERCISE

TO:         INTELEPEER, INC.

1.             The undersigned hereby elects to purchase                                            shares of Common Stock of IntelePeer, Inc., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2.             Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Name of Holder)

By:

Title:

ANNEX B

NOTICE OF CONVERSION

TO:         INTELEPEER, INC.

1.             The undersigned hereby elects to acquire                                                shares of Common Stock of IntelePeer, Inc., pursuant to the terms of the attached Warrant, by conversion of                  percent (      %) of the Warrant.

2.             Please issue a certificate or certificates representing said shares Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Name of Holder)

By:

Title:

NOTICE OF TRANSFER

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below the rights and obligations represented by the within Warrant with respect to the number of shares of Warrant Stock of                          set forth below:

Name of Assignee	Address	No. of Shares

and appoints                                                    attorney to transfer said right on the warrant register of                                                    with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address: